EXHIBIT 4

                              IBM TAX DEFERRED SAVINGS PLAN

                                 Restated as of June 15, 1996

                                        ARTICLE 1 - Purpose

International Business Machines Corporation ("IBM"), a New York corporation, has established the IBM Tax Deferred Savings Plan (the "Plan" or "TDSP") to assist eligible employees in their retirement, by allowing them to defer a portion of their compensation which IBM will contribute on their behalf to the Plan: i) under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), or ii) (effective July 1, 1992, with respect to employees subject to Puerto Rican income taxes and employed by IBM in Puerto Rico) under Section 3165(e) of Title 13 of the Laws of Puerto Rico. (Title 13 of the Laws of Puerto Rico is hereafter referred to as the "Puerto Rico Code.")

In addition, IBM will make a Matching Contribution as described below. It is intended that the Plan shall qualify as a profit sharing plan under Section 40l(a) of the Code and (with respect to Puerto Rican employees) under Section 3165 of the Puerto Rico Code.


                             ARTICLE 2 - Definitions

The following words and phrases as used herein have the following meanings unless a different meaning is required by the context:

     a. Company - International Business Machines Corporation ("IBM"), a New York corporation having its principal place of business at Armonk, New York, and its Domestic Subsidiaries excluding Foreign Branches of the Company except as may be otherwise provided in these Articles.

     b. Subsidiary - a corporation, or other form of business organization, the majority interest of which is owned, directly or indirectly, by the Company.

     c. Domestic Subsidiary - a Subsidiary organized and existing under the laws of the United States or any state, territory or possession thereof, provided, however, that the Plan shall not be deemed to cover the employees of any Domestic Subsidiary acquired or established after July l, l983 unless so authorized by resolution of the Retirement Plans Committee.

     d. Foreign Branch - a branch of the Company or of a Domestic Subsidiary which operates principally outside the United States, its territories or possessions.

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     e. IBM Tax Deferred Savings Plan (the "Plan" or "TDSP") the Plan
     established by the Company by resolution of its Retirement Plans Committee, effective July 1, 1983, as set forth herein and as amended from time to time.

     f. Trust Fund - the trust fund or funds established pursuant to ARTICLE 4 that contain the Plan assets from which Plan benefits are provided. The Trust Fund shall include one or more Investment Funds. If permitted by the terms of the trust indenture, the Trust Fund may be used to fund other Company-sponsored plans which are qualified under Section 401(a) of the Code, and in that event, any Investment Fund included in the Trust Fund which is offered under other plans that participate in the Trust Fund also may be offered under the Plan.

     g. Fund ("Investment Fund") - an investment fund maintained as part of the Trust Fund and invested in the manner specified in the trust indenture establishing the Trust Fund, the investment experience and expenses of which shall be accounted for separately by the Trustee.

     h. Employee - an employee of the Company whose scheduled employment by the Company prior to retirement, dismissal, resignation, or death is (i) continuous throughout the year and (ii) for an unlimited period of years. (An employee employed by IBM in Puerto Rico and subject to Puerto Rican income taxes is covered, with certain modifications to the basic Plan to comply with the Puerto Rico Code.)

     The term "Employee" shall not include leased employees who would be considered employees of the Company solely by virtue of Sec. 414(n) of the Code except that, notwithstanding any other provisions of this Plan, for purposes of determining the number or identity of Highly Compensated Employees or for purposes of the pension requirements of Section 414(n)(3) of the Code, "employee" shall be interpreted to include leased employees within the meaning of Sec. 414(n)(2) of the Code.

     The term "Employee" shall not include nonresident aliens who receive no earned income from the Company which constitutes income from sources within the United States.

     i. Participant - an Employee or a former Employee who has an Account balance under the Plan.

     j. Continuous Service - the time commencing with the date an Employee first works an hour for which he or she is paid or entitled to payment under the Company's



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     Human Resources and Payroll practices then in effect and continuing until the date the Employee severs from service with the Company, including service equivalent to Continuous Service as provided for in ARTICLE 2(l). In the case of conflict between this definition and ARTICLE 2(l), ARTICLE 2(l) shall prevail.

     An hour of service shall be any hour for which a Participant is paid or is entitled to be paid for performance of duties for the Company or entitled to be paid by the Company for a period of time when no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absences during the Plan Year.

     A year of severance under the Plan shall be defined as a consecutive 12 month period during which a Participant does not perform an hour of service.

     k. Break in Continuous Service - the period beginning on the date an Employee severs from service with the Company and ending on the date (if any) he or she is reemployed by the Company as an Employee.

     l. Prior Continuous Service (Effective August 23, 1984) all periods of Prior Continuous Service with the Company, a Foreign Subsidiary, or Foreign Branch, shall be treated in all respects as Continuous Service under the Plan.

     An Employee who has been granted a leave of absence under IBM Human Resources practices then in effect, including but not limited to any leave required to be granted under Sec. 411(a)(6)(E) of the Code by reason of the pregnancy of the Employee, by reason of the birth of a child of the Employee, by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or for purposes of caring for such child for a period beginning immediately following such birth or placement which practices shall be administered on an equitable basis among similarly situated Employees, and resumes the status of Employee upon completion of the leave of absence, will be deemed, for all Plan purposes, as having been an Employee throughout the leave of absence, notwithstanding that such Employee may have been employed from time to time on a temporary part-time basis during the leave. If status as an Employee is not so resumed, the Employee will be treated for the purposes of ARTICLE 3 only as having severed from service with the Company one year after the date on which the leave of absence commenced or, if earlier, on the date of the death, resignation or




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     involuntary termination of the Employee.

     In the case of an individual who is employed by the Company on a temporary basis or by an Affiliate (and is not otherwise covered by this Plan), if such individual was previously employed or is subsequently employed by the Company as an Employee, then for the sole purpose of determining whether such Employee is eligible to participate under ARTICLE 3 he or she shall be treated as having been an Employee throughout his or her period of service with the Company provided that he or she has not had a Break in Continuous Service of five years or more or a Break in Continuous Service equal to or greater than prior Continuous Service whichever is greater, between employments. For all other purposes, such Employee's service under the Plan with respect to any period of employment on a temporary basis or with an Affiliate shall be determined in accordance with such uniform rules and regulations as the Plan Administrator may from time to time adopt.

     m. Beneficiary - a person other than a Participant who is designated by a Participant or by the terms of the Plan to receive a benefit under the Plan by reason of the death of the Participant.

     n. Spouse - the spouse of a Participant as determined by the law of the domicile of the Participant; provided, however, that to the extent required by any qualified domestic relations order (as defined in Section 206(d)(3) of ERISA and 414(p) of the Code), a former spouse of the Participant shall be treated as the Spouse of the Participant.

     o. ERISA - the Employee Retirement Income Security Act of l974, as amended from time to time.

     p. Retirement Plans Committee (also, the "Committee") - the Retirement Plans Committee of the Board of Directors or such other persons or group as said Board may appoint to serve as the Retirement Plans Committee.

     q. Plan Administrator - a person or a committee appointed pursuant to
     ARTICLE 5 which shall be responsible for overseeing and assuring compliance with ERISA's reporting, disclosure, recordkeeping and related administrative requirements. If appointed as a committee, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee's obligations as Plan Administrator under ERISA and the Plan.

     r. Board of Directors - the Board of Directors of IBM.



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     s. Compensation - salary, commission payments and recurring payments under any form of variable compensation plan and additional compensation paid for service as a Regular Employee, including but not limited to payments for nonscheduled workdays, overtime and shift premium, all determined before giving effect to any election by the Participant to reduce his or her Compensation pursuant to ARTICLE 6A. Special awards, deferred and accrued vacation payments to retiring and separating employees, separation pay and termination incentive payments, shall not be considered Compensation.

     Effective January 1, 1994, in no event will the annual compensation of any Participant taken into account under the Plan for any year exceed $150,000 (as adjusted from time to time by the Secretary of the Treasury). In determining the compensation of a Participant for purposes of this limitation, the rules of Section 414(q)(6) shall apply, except that in applying such rules, the term "family" shall include only the Spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the Plan Year. If, as a result of the application of such rules the adjusted $150,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's compensation as determined prior to the application of this limitation.

     t. Investment Manager - any person, group of persons or entity serving as an Independent Investment Manager or as an IBM Staff Investment Manager.

     u. Independent Investment Manager - a registered investment adviser under the Investment Advisers Act of l940, a bank as defined in that Act or an insurance company qualified to manage, acquire and dispose of the assets of employee benefit plans under the laws of more than one state, which has been authorized by the Committee to manage, acquire and dispose of all or any portion of the assets of the Trust Fund, and which has acknowledged in writing that it is a fiduciary with respect to the Plan.

     v. IBM Staff Investment Manager - one or more IBM employees who have been authorized by the Committee to direct, either jointly or severally, the management, acquisition and disposition of all or any portion of the assets of the Trust Fund. Any IBM Staff Investment Manager shall be a named fiduciary with respect to the Plan for purposes of Sections 402(a) and 403(a)(l) of ERISA.

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     w. Trustee - a bank chartered under federal or state laws which has been authorized by the Committee to hold and/or manage all or any portion of the assets of the Trust Fund in trust pursuant to a trust indenture.

     x. Plan Year - July 1 through December 31, 1983; thereafter, the calendar year.

     y. Account - a bookkeeping account or accounts maintained in the records of the Plan to reflect each Participant's interest in the Plan.

     z. Participant's Account - the Account in which are reflected, all Company Contributions allocated to a particular Participant, together with all gains and losses attributable thereto.

     aa. Matching Contribution Account (also "Matching Account") - the Account in which are reflected all Matching Contributions allocated to a particular Participant, together with all gains and losses attributable thereto.

     bb. Company Contribution - a contribution by the Company pursuant to
     ARTICLE 6B or 6C.

     cc. Matching Contribution - a contribution by the Company pursuant to
     Article 6G.

     dd. Matched Deferrals - a Participant's salary deferrals made pursuant to
     ARTICLE 6A to the extent matched by Matching Contributions pursuant to
     ARTICLE 6G, but in no event shall Matched Deferrals exceed 6% of Compensation. Participants who are Employees of Technology Service Solutions shall have 7% of their deferrals matched.

     ee. Unit - the unit of value used to account for each Participant's interest in each Fund.

     ff. Valuation Date - each date as of which the Trustee makes a valuation of Trust Fund assets. In no event shall the Valuation Date occur less frequently than monthly.

     gg. Normal Retirement Age - age 65, at which time the right to benefits of a Participant, if not already, becomes nonforfeitable.

     hh. Qualified Domestic Relations Order ("QDRO") - effective August 23, 1984 shall mean a "qualified domestic relations order" as that term is defined by Section 206(d) of ERISA and Section 414(p) of the Code, as amended.



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     ii. Affiliate - shall mean the Company and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Sec. 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Sec. 414(o) of the Code.

     jj. Family Member - shall mean, with respect to any employee, such employee's spouse and lineal ascendants or descendants and the spouses of such lineal ascendants or descendants.

     kk. Highly Compensated Employee - shall mean as defined in Article 6J.

     ll. Non-Highly Compensated Employee - shall mean an Employee who is neither a Highly Compensated Employee nor a Family Member.

     mm. Puerto Rico Highly Compensated Employee - shall mean an Employee employed by IBM in Puerto Rico and subject to Puerto Rican income taxes who is considered a "highly compensated employee" under Section 3165(e) of the Puerto Rico Code.

     nn. Puerto Rico Employee - shall mean an Employee employed by IBM in Puerto Rico and subject to Puerto Rican income taxes.



                      ARTICLE 3 - Participation and Effect

An Employee may commence participation in the Plan at any time during service as a Regular Employee by making application on forms provided by the Company for the deferral of compensation. An Employee's application for participation in the Plan shall become effective at the beginning of the first payroll period that begins after the Company has received and processed the Employee's completed application form. An Employee who has thus commenced participation in the Plan shall be considered to be a Participant until his or her Account has been distributed in full.

This Plan amends and restates the terms of the Plan, as last restated through June 14, 1993. Language incorporated in this restatement that implements the requirements of the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, or other requirements specified in Section 4.01 of Revenue Procedure



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88-42, are effective as of the applicable effective dates described in the laws, regulations, revenue rulings and notices.



                        ARTICLE 4 - Establishment of Fund

The Company has established a Trust Fund which constitutes the Trust Fund from which Plan benefits are provided. The Trust Fund shall be held by one or more Trustees, selected and appointed by the Committee, pursuant to an appropriate trust indenture or indentures which may be amended or terminated from time to time by the Committee in any manner that is not inconsistent with the applicable provisions of ERISA, the Code or the Plan. The Committee may establish additional trust funds, appoint additional Trustees and authorize execution of additional trust indentures, as the Committee, in its sole discretion, deems appropriate.

All expenses properly incurred in the administration of the Plan and the Trust Fund may be paid by the Company out of its operating funds or, at the discretion of the Committee, which discretion may be delegated, shall be paid out of the assets or income of the Trust Fund. In the event expenses are paid out of the Trust Fund, any expenses that the Plan Administrator determines to be attributable to a particular Investment Fund or Funds shall be charged to such Fund or Funds.



                    ARTICLE 5 - Management and Administration

The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated and shall each be a named fiduciary with respect to the Plan within the meaning of Section 402(a) of ERISA: (a) the Board of Directors, (b) the Retirement Plans Committee, (c) the IBM Vice President responsible for Finance and the IBM Vice President responsible for Human Resources and (d) the Plan Administrator and each person on the committee serving as the Plan Administrator. Each named fiduciary shall be responsible for discharging only the duties assigned to it by the terms of the Plan and the trust indenture or indentures described in ARTICLE 4.

The Board of Directors shall be responsible only for designating those persons who will serve on the Committee.

The Committee shall be responsible for the appointment, retention and removal of the Trustees which hold the assets of the Trust Fund, and the Trustees or Investment Managers which direct or manage the investment, acquisition and disposition of the assets of the Trust Fund or of any Investment Fund. The Committee shall be responsible for the establishment of investment policy and guidelines, including guidelines regarding the diversification of assets pursuant to Section 404(a)(l)(C) of ERISA; however, the Committee, in its sole discretion, may delegate all or part of such responsibility to Trustees and Investment Managers or to employees of the Company or to Participants. The Committee shall review the performance of the Plan Administrator and the Trustees, Investment Managers and others appointed by it at least annually.



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The Committee may, pursuant to a duly adopted resolution, delegate to the IBM
Vice President responsible for Finance, the IBM Vice President responsible for Human Resources, the IBM Treasurer, the Plan Administrator and/or any other officer or employee of IBM, authority to carry out any decision, delegation, directive or resolution of the Committee.

The IBM Vice President responsible for Finance and the IBM Vice President responsible for Human Resources shall appoint one or more persons employed by IBM as an Assistant Controller, the Director of Employee Benefits, or the Director (or Manager) of U.S. Retirement Funds or such other person or persons holding comparable positions as they deem appropriate, to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator. The Plan Administrator shall have the full authority and discretion to promulgate and enforce such rules and regulations as it shall deem necessary or appropriate for the administration of the Plan, to incorporate changes required by law, interpret the Plan consistent with the intent thereof and resolve any possible ambiguities, inconsistencies and omissions, and determine the amount, timing, and recipients of benefits payable under the Plan. All such determinations shall be conclusive and binding on all persons and in accordance with the requirements of ERISA and the Code. The Plan Administrator shall report to the Committee at least annually on its activities. Additionally, the aforementioned Vice Presidents shall appoint and designate such other IBM employees as may be needed to provide adequate staff services to the Committee and the Plan Administrator.

The Committee and/or the Plan Administrator may engage the services of accountants, attorneys, actuaries, investment consultants and such other professional personnel as they deem necessary or advisable to assist them in fulfilling their responsibilities under the Plan. The expenses of such services may be paid by the Company out of its operating funds or, at the discretion of the Committee, which discretion may be delegated, will be paid out of the assets or income of the Trust Fund in accordance with ARTICLE 4. The Committee, the Plan Administrator, all other fiduciaries with respect to the Plan, and their delegates and assistants will be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

The named fiduciaries with respect to the Plan may, in their discretion, (a) designate persons other than named fiduciaries to carry out fiduciary responsibilities (other than trustee responsibilities within the meaning of Section 405(c)(3) of ERISA) under the Plan, (b) allocate fiduciary responsibilities (other than such trustee responsibilities) among named fiduciaries, and (c) employ one or more persons to render advice with respect to the Plan; provided, however, that fiduciary responsibilities may be delegated or allocated in accordance with this ARTICLE 5 only pursuant to a written instrument adopted by the named fiduciary making the delegation or allocation and accepted in writing by the person assuming such fiduciary responsibilities.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.


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              ARTICLE 6 - Compensation Deferrals and Contributions

A. Election to Reduce Compensation - Upon commencing participation in the Plan, each Employee shall elect in writing to forego receipt of amounts equivalent to 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, or 12% (10%, 11% and 12% effective
January 1, 1995) of the Employee's Compensation for service as a Regular or Associate Employee for each pay period during which the election is in effect and to have the Company contribute such amounts to the Employee's Account as provided in ARTICLE 6B. Participation shall commence as soon as practicable after receipt of the Employee's election by the Compensation Accounting Department of the Company. The amount of the reduction may, in the discretion of the Plan Administrator, be rounded to the next highest or lowest multiple of $1.00 per pay period.

No Employee (who is not a Puerto Rico Employee) shall be permitted to elect reductions in Compensation under this Article 6A, or to make Elective Deferrals (as defined in Section 402(g)(3)) under any other qualified plan maintained by the sponsoring employer, during any taxable year to the extent such Elective Deferrals exceed the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year. No Puerto Rico Employee shall be permitted to elect reductions in Compensation under this Article 6A, or to make Elective Deferrals (as defined in Section 3165(e) of the Puerto Rico Code) under any other qualified plan maintained by the sponsoring employer, during any taxable year to the extent such Elective Deferrals exceed the dollar limitation contained in Section 3165(e)(7) of the Puerto Rico Code in effect at the beginning of such taxable year.

An "Employee," as defined hereunder, who is on a leave of absence from the Company and who, while on that leave of absence, is employed in a temporary capacity by the Company is not eligible to make Elective Deferrals under this Plan from the compensation received during that temporary employment.

After an Employee has made an initial election to reduce the Compensation that the Employee receives, the Employee may change the elected percentage reduction no more than four times during each Plan Year by giving written notification to the Compensation Accounting Department. An Employee may suspend a prior election to reduce the Compensation that the Employee receives at any time by giving written notification to the Compensation Accounting Department. In order to make an election, or change or suspend a prior election, the Employee must complete a form prescribed by the Plan Administrator and must file the completed form at such time and in such manner as the Plan Administrator shall prescribe.

B. Company Contributions (for other than Puerto Rico Employees) - The Company shall make a Company Contribution to the Plan, on the condition that said Contribution is deductible under Section 404 of the Code, with respect to each Employee who elects to reduce the Compensation that the Employee would otherwise receive pursuant to paragraph A of this ARTICLE 6 in an amount equal to the elected reduction in the Employee's Compensation. The Company Contribution with respect to an Employee shall be paid to the Trustee as soon as practicable and shall be credited to the Employee's Account. All Company Contributions shall be made out of the Company's current or accumulated earnings and profits.

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Distribution of Excess Elective Deferrals - A Participant may request distribution from this Plan of any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Plan Administrator in writing on or before March 1 of the amount of the Excess Elective Deferrals to be distributed from the Plan. A Participant is deemed to notify the Plan Administrator of any Excess Elective Deferrals that arise by taking into account only those Elective Deferrals made to this Plan and any other plans of this employer.

Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant who substantiates a claim of Excess Elective Deferrals for such taxable year.

Definitions:

     a. "Elective Deferrals", for purposes of Article 6B, shall mean any Company Contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a salary reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant's Elective Deferral is the sum of all employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified CODA as described in Section 401(k) of the Code, any simplified employee pension cash or deferred arrangement as described in Section 402(h)(l)(B), any plan as described under Section 501(c)(18), and any Company Contributions made on the behalf of a Participant for the purchase of an annuity contract under Section 403(b) pursuant to a salary reduction agreement.

     b. "Excess Elective Deferrals", for purposes of Article 6(B), shall mean those Elective Deferrals that are includible in a Participant's gross income under Section 402(g) of the Code to the extent such Participant's Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section.

Determination of income or loss: Excess Elective Deferrals shall be adjusted for any income or loss up to the end of the taxable year in which the Deferrals were made; the income or loss so allocable to Excess Elective Deferrals is the income or loss allocable to the Participant's Elective Deferral account for the taxable year multiplied by a fraction, the numerator of which is such Participant's Excess Elective Deferrals for the year and the denominator is the Participant's account balance attributable to Elective Deferrals without regard to any income or loss occurring during such taxable year.

Accounting for Excess Elective Deferrals: Excess Elective Deferrals shall be distributed from the Participant's Elective Deferral account. The corresponding return of Matching Contribution shall be used to reduce the Company's Matching Contributions under Article 6G in the same proportion as Excess Elective


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Deferrals are to Elective Deferrals for the taxable year of concern, with adjustment for income or loss in the same manner as in the preceding paragraph.

The amount of Excess Deferrals to be distributed for a taxable year shall be reduced by Excess Contributions previously distributed with respect to such employee for the Plan Year beginning in such year.

C. Company Contributions (for Puerto Rico Employees) - The Company shall make a Company Contribution to the Plan, on the condition that said contribution is deductible under Section 3023(p) of the Puerto Rico Code, with respect to each Puerto Rico Employee who elects to reduce the Compensation that the Puerto Rico Employee would otherwise receive pursuant to paragraph A of this ARTICLE 6 in an amount equal to the elected reduction in the Puerto Rico Employee's Compensation. The Company Contribution with respect to a Puerto Rico Employee shall be paid to the Trustee as soon as practicable and shall be credited to the Puerto Rico Employee's Account. All Company Contributions shall be made out of the Company's current or accumulated earnings and profits.

Distribution of Excess Elective Deferrals - A Participant who is a Puerto Rico Employee may request distribution from this Plan of any Excess Elective Deferrals made during a taxable year of the Participant by notifying the Plan Administrator in writing on or before March 1 of the amount of the Excess Elective Deferrals to be distributed from the Plan.

Notwithstanding any other provision of the Plan, Excess Elective Deferrals, plus any income and minus any loss allocable thereto, shall be distributed no later than April 15 to any Participant who substantiates a claim of Excess Elective Deferrals for such taxable year.

     Definitions:

     a. "Elective Deferrals", for purposes of Article 6C (for Puerto Rico Employees) shall include any Company Contributions made to the Plan at the election of the Participant, in lieu of cash compensation. With respect to any taxable year, a Participant's Elective Deferral is the sum of all employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash-or-deferred arrangement as described in Section 3165(e) of the Puerto Rico Code.

     b. "Excess Elective Deferrals", for purposes of Article 6C, shall mean those Elective Deferrals that are includible in a Participant's gross income under Section 3165(e)(7) of the Puerto Rico Code to the extent such Participant's Elective Deferrals for a taxable year exceed the dollar limitation under such Code Section.

Excess Elective Deferrals shall be distributed from the Participant's Elective Deferral account. The corresponding return of Matching Contribution shall be used to reduce the Company's Matching Contributions under Article 6G.

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

The amount of Excess Deferrals to be distributed for a taxable year shall be reduced by Excess Contributions previously distributed with respect to such employee for the Plan Year beginning in such year.

D. Average Actual Deferral Percentage

(i) General Rules

     (a) The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

     (b) The Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year shall not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees for the Plan Year multiplied by 2, provided that the Average Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees shall not exceed the Average Actual Deferral Percentage for Eligible Participants who are Non-Highly Compensated Employees by more than two (2) percentage points or such lesser amount as the Secretary of the Treasury shall prescribe to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

     (c) For purposes of Article 6D, "Total Compensation" shall mean compensation paid by the Company to a Participant during the Plan Year which is required to be reported as wages on the Participant's Form W-2 and shall also include compensation which is not currently includable in the Participant's gross income by reason of the application of Sec. 402(a)(8) of the Code pursuant to a deferral election made by the Participant pursuant to Article 6A of the Plan.

(ii) For purposes of Articles 6C and 6D the following meanings shall be applied:

     (a) "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage), of reductions in Compensation pursuant to Article 6A (hereinafter in this Article 6D termed "Elective Deferrals") and Qualified Employer Deferral Contributions on behalf of the Eligible Participant for the Plan Year to the Eligible Participant's Total Compensation for the Plan Year.

     (b) "Average Actual Deferral Percentage" shall mean the average (expressed as a percentage) of the Actual Deferral Percentage of the Eligible Participants in a group.

     (c) "Qualified Employer Deferral Contributions" shall mean Qualified Nonelective Contributions taken into account under the terms of the Plan without regard to this Article 6D in determining the Actual Deferral Percentage.

     (d) "Eligible Participant" shall mean any Employee who is authorized under the terms of the Plan to have Elective Deferrals or Qualified Elective Deferral Contributions allocated to the Participant's Account for the Plan Year. For purposes of computing Actual Deferral Percentages, an employee who would be a Participant but for the failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made.

(iii) Special Rules

     (a) For purposes of the test in Article 6D, Employer Matching Contributions made by the Company pursuant to Article 6G shall be aggregated with the "Average Actual Deferral Percentage" wherever such term appears.

     (b) For purposes of this Article 6D, the Actual Deferral Percentage for any Eligible Participant who is a Highly Compensated Employee for the Plan Year who is eligible to have Elective Deferrals or Qualified Employer Deferral Contributions allocated to his account under two or more plans or arrangements described in Section 401(k) of the Code that are maintained by the Employer or an Affiliate shall be determined as if all such Elective Deferrals or Qualified Employer Deferral Contributions were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

     (c) For purposes of determining the Actual Deferral Percentage of an Eligible Participant who is one of the ten most highly-paid Highly Compensated Employees (or who is a 5% owner), the Elective Deferrals, Qualified Employer Deferral Contributions and Total Compensation of such participant shall include the Elective Deferrals, Qualified Employer Deferral Contributions and Total Compensation for the Plan Year of Family Members (as defined in Section 414(q)(6) of the Code). Except to the extent taken into account in the preceding sentence, such family members shall be disregarded as separate employees in determining the Actual Deferral Percentages for the groups of Highly Compensated Employees and Non-Highly Compensated Employees.

(If an employee is required to be aggregated as a member of more than one family group, all Eligible Participants who are members of those family groups that include that employee are aggregated as one family group.)

     (d) The determination and treatment of the Elective Deferrals, Qualified Nonelective Contributions and Actual Deferral Percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

     (e) Elective Deferrals taken into account under Article 6D for any Plan Year must be allocated to the Eligible Participant as of a date within such Plan Year. For this purpose, an Elective Deferral is considered to have been allocated as of a date within the Plan Year only if it is actually paid to the Trustee no later than 12 months after such Plan Year.

     (f) For purposes of determining whether the Plan satisfies the actual deferral percentage test under Article 6D, Elective Deferrals that are made under two or more plans that are aggregated for purposes of Section 401(a)(4) or 410(b) (other than Section 410(b)(2)(A)(ii)) are to be treated as made under a single plan. If two or more plans are permissively aggregated for purposes of satisfying the actual deferral percentage test under Article 6D, such aggregated plans must satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan.

(iv) Puerto Rico Nondiscrimination Rule

     With respect to Puerto Rico Employees, Company Contributions made on behalf of Puerto Rico Highly Compensated Employees shall not exceed the limits set forth in Section 3165(e)(3) of the Puerto Rico Code. At the Company's option, Employer Matching Contributions may be included in meeting the Section 3165(e)(3) limits.

E. Required Revisions in Elections - The Plan Administrator may direct that the elections made by Participants pursuant to paragraph A of this ARTICLE 6, with respect to Compensation receivable by Participants in the future, and corresponding Company Contributions scheduled to be made by the Company in the future pursuant to paragraph B and C of this ARTICLE 6, shall be reduced or eliminated in such manner as the Plan Administrator designates in its discretion, if the Plan Administrator determines that such action is necessary or appropriate to preserve the qualification of the Plan under Section 401(a) of the Code or the status of the Plan as a qualified cash or deferred arrangement under Section 401(k) of the Code.

The Plan Administrator may determine that some or all of the Company Contributions previously made on behalf of a Participant, pursuant to paragraph B or C of this ARTICLE 6, shall be returned to such Participant in cash, as permitted by the Code and regulations thereunder, to the extent designated by the Plan Administrator in its discretion, if the Plan Administrator determines that such action is necessary or appropriate to preserve the qualification of the Plan under Section 401(a) of the Code or the status of the Plan as a qualified cash or deferred arrangement under Section 401(k) of the Code.

In addition, the Plan Administrator may direct that the elections made by Participants (who are Puerto Rico Employees) pursuant to paragraph A of this
Article 6 with respect to Compensation receivable by Participants in the future shall be reduced or eliminated or that some or all of the Company Contributions previously made on behalf of a Participant (who is a Puerto Rico Employee) shall be returned to such Participant in cash, if the Plan Administrator determines that such action is necessary or appropriate to comply with the requirements of
Section 3165(e) of the Puerto Rico Code.

Any action by the Plan Administrator pursuant to this paragraph D shall apply to all of the Participants who have elected to reduce their Compensation pursuant to paragraph A of this ARTICLE 6 or only to such Participants as the Plan Administrator shall designate in its discretion.

The Accounts of the Participants affected by any action of the Plan Administrator pursuant to this paragraph D shall be revised appropriately in order to reflect the Plan Administrator's action.

F. Distribution of Excess Contributions

Specifically, the Plan Administrator could authorize the distribution of Excess Contributions in accord with the following:

Excess Contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such Excess Contributions were allocated for the preceding Plan Year. If such excess amounts are distributed more than 2 1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten (10) percent excise tax may be imposed on the Company with respect to such amounts. Such distributions shall be made to Highly Compensated Employees on the basis of the respective portions of the Excess Contributions attributable to each of such employees. Excess Contributions of Participants who are subject to the family member aggregation rules of Section 414(q)(6) of the Code shall be allocated among the family members in proportion to the Elective Deferrals (and amounts treated as Elective Deferrals) of each family member that is combined to determine the combined ADP.

Determination of Income or Loss: Excess Contributions shall be adjusted for any income or loss up to the end of the Plan Year in which the Contributions were made; the income or loss so allocable to Excess Contributions is the income or loss allocable to the Participant's Elective Deferral account (and, if applicable, the Qualified Non-elective Contribution account or the Qualified Matching Contributions account or both) for the Plan Year multiplied by a fraction, the numerator of which is such Participant's Excess Contributions for the Year and the denominator is the Participant's account balance attributable to Elective Deferrals (and Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if any of such Contributions are included in the ADP test) without regard to any income or loss occurring during such Plan Year.

Accounting for Excess Contributions: Excess Contributions shall be distributed from the Participant's Elective Deferral account and Qualified Matching Contribution account (if applicable) in proportion to the Participant's Elective Deferrals and Qualified Matching Contributions (to the extent used in the ADP test) for the Plan Year; said Contributions shall be distributed to the Participant and shall be used to reduce the Company's Matching Contributions under Article 6G, respectively. Excess Contributions shall be distributed from the Participant's Qualified Non-elective Contribution account only to the extent that such Excess Contributions exceed the balance in the Participant's Elective Deferral account and Qualified Matching Contribution account.

     Definition:

     1. "Excess Contributions" shall mean, with respect to any Plan Year, the excess of:

          i. The aggregate amount of employer Contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

          ii. The maximum amount of such Contributions permitted by the ADP test (determined by reducing Contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

The amount of Excess Contributions to be distributed shall be reduced by Excess Deferrals previously distributed for the taxable year ending in the same Plan Year.

          2. Distribution of Excess Contributions (Puerto Rico)

Notwithstanding any other provision of the Plan, Excess Contributions (for Puerto Rico Employees) within the meaning of Section 3165(e)(6) of the Puerto Rico Code, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of any Plan Year to Participants to whose accounts Contributions were allocated for the preceding Plan Year. These Excess Contributions shall be adjusted for income or loss up to the date of distribution. A corresponding reduction in the Participant's Qualified Matching Contribution account (if applicable) shall reduce the Company's Matching Contributions under Article 6G.

The amount of Excess Contributions to be distributed shall be reduced by Excess Deferrals previously distributed for the taxable year ending in the same Plan Year.

G.   Matching Contributions By The Company And Allocations To Participants

          (1) As soon as practicable after the close of each calendar quarter or, more frequently in the discretion of the Plan Administrator, effective January 1, 1995, the Company shall make a Matching Contribution to the Plan, on the condition that said Contribution is deductible under Section 404 of the Code, out of its current or accumulated profits in an amount equal to 50% of each Participant's Matched Deferrals (100% in the case of Technology Service Solutions). The amount of the Matching Contribution shall be reduced by the amount of any forfeitures applied in accordance with ARTICLE 8(C)(1).

          (2) In order to meet the actual deferral percentage limitation of
          Section 401(k)(3) of the Code, the Company may contribute, on the condition that said Contribution is deductible under Section 404 of the Code, during a Plan Year (or with respect to a Plan Year) to the Eligible Participant's account, additional amounts out of its current or accumulated profits allocated in proportion to the Matched Deferrals already made during the Plan Year by Eligible Participants who are Non-Highly Compensated Employees.

          (3) Each Matching Contribution shall be allocated to the Matching Account of each Participant in respect of whom the Matching Contribution is made and shall be invested in the same Funds and in the same proportions as designated by the Participant with respect to the Company Contributions on the Participant's behalf pursuant to ARTICLES 6A and B.

          (4) Matching Contributions under Article 6G(1) and additional Matching Contributions under Article

          6G(2) shall be treated (as specified in Article 6B and C as Elective Deferrals for purposes of determining the Actual Deferral Percentage of an Eligible Participant; in that regard these Contributions shall satisfy the requirements for so treating such Contributions as stated in Section 1.401(k)-1(b)(3) and Section 1.401(k)-1(g)(7) of the applicable regulations. In particular, such Contributions are nonforfeitable when made as specified by Article 8B and are distributable in accord with Article 16.

          (5) In order to meet the actual deferral percentage limitation of
          Section 401(k)(3) of the Code, the Company may also contribute, on the condition that said Contribution is deductible under Section 404 of the Code, during a Plan Year (or with respect to a Plan Year) to the Eligible Participant's account, additional amounts out of its current or accumulated profits as Qualified Nonelective Contributions; such Contributions shall be treated as Elective Contributions (as specified in Article 6 B and C for purposes of meeting the actual deferral percentage test. In that regard these Contributions shall satisfy the requirements for so treating such Contributions as stated in Section 1.401(k)-1(b)(3) and Section 1.401(k)-1(g)(7) of the applicable regulations. In particular, such Contributions are nonforfeitable when made and are distributable in accord with Article 16.

          (6) Subparagraphs G(1) through G(5) apply only to Participants who are not Puerto Rico Employees; this subparagraph applies only to Participants who are Puerto Rico Employees. As soon as practicable after the close of each calendar quarter or, more frequently in the discretion of the Plan Administrator, the Company shall make a Matching Contribution to the Plan, on the condition that said Contribution is deductible under Section 3023(p) of the Puerto Rico Code, out of its current or accumulated profits in an amount equal to 30% of each Participant's Matched Deferrals.

          In order to meet the nondiscrimination limits set forth in Section 3165(e)(3) of the Puerto Rico Code, the Company may contribute, on the condition that said Contribution is deductible under Section 3023(p) of the Puerto Rico Code, during a Plan Year (or with respect to a Plan
          Year) to the Eligible Participant's account, additional amounts out of its current or accumulated profits allocated in proportion to the Matched Deferrals already made during the Plan Year by Eligible Participants who are not Puerto Rico

          Highly Compensated Employees.

          (7) Each Matching Contribution shall be allocated to the Matching Account of each Participant in respect of whom the Matching Contribution is made and shall be invested in the same Funds and in the same proportions as designated by the Participant with respect to the Company Contributions on the Participant's behalf pursuant to Articles 6A and B.

          Matching Contributions and additional Matching Contributions (as described in the second paragraph of this subparagraph) may be treated as Elective Deferrals for purposes of determining the actual deferral percentage of an Eligible Participant; such Contributions are nonforfeitable when made as specified by Article 8B and are distributable in accord with Article 16.

          In order to meet the limitations of Section 3165(e)(3) of the Puerto Rico Code, the Company may also contribute, on the condition that said Contribution is deductible under Section 3023(p) of the Puerto Rico Code, during a Plan Year (or with respect to a Plan Year) to the Eligible Participant's account, additional amounts out of its current or accumulated profits as nonelected qualified Contributions; such Contributions shall be treated as Elective Contributions for purposes of meeting the Section 3165(e)(3) nondiscrimination percentage test; such Contributions are nonforfeitable when made and are distributable in accord with Article 16.


H. Return of Company Contributions - In the event that a Company or Matching Contribution to the Plan was made (i) by a mistake of fact, or (ii) on the condition that it was deductible under Section 404 of the Code (or Section 3023(p) of the Puerto Rico Code) and such deduction is disallowed, or (iii) on the condition that the Plan initially qualified under Section 401(a) of the Code and the Plan does not so qualify, the Contribution shall be refunded to the Company; provided, that in the case of a contribution made by a mistake of fact, the refund may be made only within one year after the payment of the contribution, and in the case of a contribution conditioned upon deductibility, the refund may be made only within one year after the disallowance of the deduction has become final and may be made only to the extent that the deduction was disallowed, and in the case of a contribution conditioned on the initial qualification of the Plan, the refund may be made only within one year after the date of the denial of the Plan's qualification.

I. Annual Additions - In accordance with Appendix A, the Annual Additions to the Accounts of a Participant with respect to any Plan Year shall not exceed the limitations imposed by Section 415 of the Code.

J. Definition of Highly Compensated Employee

     (1) A "Highly Compensated Employee" shall mean any employee who performs services during the determination year and is described in one or more of the following groups:

          (a) An employee who is a 5% owner, as defined in Section 416(i)(1), at any time during the determination year or the look-back year.

          (b) An employee who receives compensation from the employer in excess of $75,000, adjusted at the same time and in the same manner as under Code Section 415(d), during the look-back year.

          (c) An employee who receives compensation from the employer in excess of $50,000, adjusted at the same time and in the same manner as under Code Section 415(d), during the look-back year and is a member of the top-paid group for the look-back year.

          (d) An employee who is an officer, within the meaning of Code Section 416(i), during the look-back year and who receives compensation during the look-back year greater than 50% of the dollar limitation in effect under Code Section 415(b)(1)(A) for the calendar year in which the look-back year begins.

          (e) An employee who is both described in subparagraphs (b), (c) or
          (d), above, when these subparagraphs are modified to substitute the determination year for the look-back year and one of the 100 employees who receives the most compensation from the employer during the determination year.

     (2) For purposes of the definition of "Highly Compensated Employee" the following will apply:

          (a) The determination year is the Plan Year for which the determination of who is highly compensated is being made.

          (b) The look-back year is the 12-month period immediately preceding the determination year, or, if the employer elects, the calendar year ending with or within the determination year.

          (c) The top-paid group consists of the top 20% of employees ranked on the basis of compensation received during the year. Solely for purposes of determining the number of employees in the top-paid group, employees who have not completed 6 months of service by the end of such year (including service in the immediately preceding year), who normally work less than 17 1/2 hours per week, who normally work less than 6 months during any year or who have not had their 21st birthday by the end of such year shall be excluded; the employer may elect to modify these exclusions by substituting shorter periods of service or lower ages for those specified.

          (d) The number of officers is limited to 50 (or, if less, the greater of 3 employees or 10% of the employees).

          (e) When no officer has compensation in excess of 50% of Code Section 415(b)(1)(A) limit, the highest paid officer is treated as highly compensated.

          (f) Compensation is compensation within the meaning of Section 415(c)(3), including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity.

          (g) Employers aggregated under Code Section 414(b), (c), (m) or (o), are treated as a single employer.

(3) A highly compensated former employee is a former employee who had a separation year prior to the determination year and who was a highly compensated active employee for either (a) such employee's separation year or (b) any determination year ending on or after the employee's 55th birthday. Generally, a separation year is the determination year the employee separates from service. The employer may elect, with respect to an employee who separated from service before January 1, 1987, that such an employee will be included as a highly compensated former employee only if the employee was a 5% owner or received compensation in excess of $50,000 during either the employee's separation year (or the year preceding such separation year) or any year ending on or after such individual's 55th birthday (or the last year ending before such employee's 55th birthday).

(4) Elections

     (a) The Company elects to make the look-back year calculation for a determination year on the basis of the calendar year ending with the applicable determination year, except that effective with the 1991 Plan Year this calendar year calculation election no longer applies.

     (b) Effective January 1, 1991, the Company elects to modify the exclusions specified in subparagraph (H)(2)(c) of this Article by substituting a zero service requirement and by substituting no age requirement.

                              ARTICLE 7 - Accounts

A. Accounts - The Plan Administrator shall establish and maintain or cause to be established and maintained a Participant's Account and Matching Account in the name of each Participant to which the Plan Administrator shall credit the Company Contributions and Matching Contributions respectively on behalf of the Participant and the share of the net gains and losses, if any, of the Trust Fund and the Investment Funds thereunder allocable to such contributions.

B. Allocations - Allocation of Trust Fund income and valuation of the Trust Fund and Investment Funds shall be made as of each Valuation Date, with the Account balances of all Participants adjusted appropriately upward or downward, so that the total of such balances shall equal the net worth of the Trust Fund as of each Valuation Date.

C. Terminated Plan Funds - The Plan Administrator is authorized to accept funds that remain undistributed upon the termination of other defined contribution plans formerly offered by IBM. Account balances representing such funds shall be invested in the IBM Money Market Fund.



                       ARTICLE 8 - Vesting and Forfeiture

A. Each Participant shall at all times have a nonforfeitable interest in the value of the Participant's Account.

B. Effective November 23, 1987, all Participants shall at all times have a 100% nonforfeitable interest in the Participants Matching Account.

C. (1) If a Participant's employment with the Company terminated before the Participant had obtained a nonforfeitable interest in the Participant's Matching Account before November 23, 1987, the Participant's Matching Account was immediately forfeited, and the forfeited amounts were used to reduce the Company's Matching Contributions under ARTICLE 6G.

     (2) If a Participant or former Participant whose Matching Account has been forfeited in accordance with subparagraph C(1) above resumes employment with the Company before incurring a break in Continuous Service of at least five years in duration or a break in Continuous Service of duration equal to or more than Prior Continuous Service, the forfeited Matching Account shall be reinstated immediately under the Plan. The value of the Participant's Matching Account that shall be reinstated shall not be less than the value of his or her Matching Account at the time that it was forfeited, and shall, to the extent practicable, be invested proportionately in each Fund in which the Matching Account was invested immediately before it was forfeited.



                       ARTICLE 9 - Investment of Contributions

A. Trust Fund Investments; Participant Control - The Participant shall designate the proportions in which the Company Contributions to the Plan on his or her behalf shall be allocated among the Investment Funds then being offered under the Plan, subject to the right of the Trustee to make investments in short-term obligations of the United States Government or agencies thereof or in other types of short-term investments including commercial paper as may from time to time be determined by the Plan Administrator to be in the best interest of the Plan Participants during periods when, for administrative reasons, contributions cannot be placed immediately into a Fund. The Participant may allocate the Company Contributions among whichever of the following Investment Funds are then being offered under the Plan:

     (i) Money Market Fund - A fund together with the earnings thereon invested in short-term money market securities including obligations of the United States Government and agencies thereof, bank obligations, commercial paper, short-term corporate debt obligations and other short-term debt securities.

     (ii) Large Company Index Fund - A portfolio of common stocks constructed and maintained by the Trustee or an Investment Manager with the objective of providing investment results which approximate the overall performance of the common stocks included in the Standard & Poor's Composite Index of 500 stocks ("S&P 500").

     (iii) Equity I Fund - A fund consisting of interests in one or more equity-oriented mutual funds or other equity investment vehicles whose investment objective is to generate above average total return through emphasis on capital appreciation and dividend income. Effective January 1, 1986, this fund was closed to new investment. Effective July 1, 1993, this fund is terminated.

     (iv) Equity II Fund - A fund consisting of interests in one or more equity-oriented mutual funds or other equity investment vehicles whose investment objective is to maximize total return primarily through emphasis on capital appreciation with income of secondary importance. Effective January 1, 1986, this fund was closed to new investment. Effective July 1, 1993, this fund is terminated.

     (v) The Fixed Income Fund - A fund designed for the Employee who wants to earn a minimum rate of interest over a specific period of time. The money invested in this fund will be deposited with one or more financial institutions, banks or insurance companies that have agreed to guarantee principal and to pay a fixed rate of interest during a fixed term of one or more years. After July 1, 1986 the investments within the fund may be diversified by adding high-quality financial instruments, including but not limited to U.S. government securities.

     (vi) Small Company Stock Fund - Effective April 1, 1990, a portfolio of common stocks constructed or maintained by the Trustee or an Investment Manager with the objective of providing investment results approximating the price and yield performance of medium- and small-company common stocks generally not represented in the Standard & Poor's 500 Index.

     (vii) IBM Stock Fund - Effective April 1, 1990, this fund permits investment in a fund holding IBM $1.25 par value capital stock, with dividends being reinvested also in this IBM capital stock. A small portion of the Fund is maintained in cash for purposes of liquidity. Article 9 (D) describes additional provisions applicable to this fund.

     (viii) U.S. Government Securities Fund - Effective January 1, 1992, a fund investing primarily in a diversified portfolio of U.S. Treasury notes and bonds that have an average maturity between one and three years. Effective June 28, 1996, this fund is terminated.

     (ix) International Stock Fund - Effective April 2, 1993, a fund investing primarily in long-term capital growth equity opportunities in the global economy.

     (x) Balanced Asset Fund - Effective April 2, 1993, a fund offering preservation of capital through a combination of equity and fixed-income investment options.

     (xi) Total Bond Market Fund - Effective May 1, 1996, a fund investing in U.S. Treasury and agency securities, corporate investment grade bonds and mortgage-backed securities, each with maturities greater than one year.

The Committee may, in its discretion (which discretion may be delegated to the Treasurer of the Company), from time to time establish additional Investment Funds, including Funds whose investments can be directed by Participants, and may determine that any existing Investment Fund, including any of the Funds described above, shall be modified, curtailed, terminated, or liquidated.

The earnings on the assets held in each Fund and all of the proceeds from the sale of such assets shall be held and invested in that Fund. Each Fund shall be managed by the Trustee and/or one or more Investment Managers, as determined by the Retirement Plans Committee.

A Participant may elect to invest Company Contributions on behalf of the Participant entirely in any one of the Funds or may elect any combination in 5% multiples (5%, effective September 1, 1992).

In accord with Section 407 of ERISA and as an eligible individual account plan under ERISA, the Plan provides for the acquisition and holding of IBM stock, as specified above in regard to the IBM Stock Fund and as considered qualifying employer securities under ERISA.

B. Change of Investment Selection on Future Contributions - A Participant may elect to change his or her investment selection for future contributions made on the Participant's behalf during any payroll period. The Participant must make this election in the manner prescribed by the Plan Administrator.

C. Change of Investment Selection on Existing Accounts - With regard to existing Account balances attributable to previous contributions made on the Participant's behalf, a Participant may elect to transfer balances in his or her Account among the Investment Funds. Such transfers, if among more than one Investment Fund, must be made in 5% multiples. The Participant must make this election in the manner prescribed by the Plan Administrator. The Plan Administrator may impose such additional rules and limitations upon transfers between funds, including imposing transaction fees, as the Plan Administrator may consider necessary or appropriate.

D. IBM Stock Fund Specific Provisions - Effective May 18, 1995, assets invested by a Participant in the IBM Stock Fund will be expressed in units, representing a Participant's pro rata share in the IBM Stock Fund, with the unit value changing on a daily basis as and when the Fund's market value changes. The value of a unit is determined by dividing the total value of the Fund by the total of number of units within the Fund. The total value of the

Fund is equal to the value of IBM stock and cash held by the Fund including accrued dividends and interest, less expenses charged to the Fund. The Trustee is responsible for ensuring that the contributions, dividends and assets transferring into the Fund are invested in a timely and accurate manner, given the liquidity needs of the Fund. Stock will be purchased on an ongoing basis. Participants receiving distributions in cash or transferring assets to another fund receive the valuation price per share at the time of the distribution or transfer. The valuation price is the closing price as reported on the New York Stock Exchange Composite Tape at the time the transaction is effective. Units purchased when assets are transferred into this fund are also based on the valuation price.

IBM stock acquired by the Trustee may be obtained by purchases on the open market or obtained from IBM by purchase. Stock purchased by the Trustee from IBM will be purchased at the closing price of IBM stock as reported on the New York Stock Exchange Composite Tape for that date, or, if there were no transactions for that date, for the preceding date for which the tape has reported such transactions.

Upon any withdrawal or distribution from a participant's account, assets may be settled in cash or, at the participant's election, in the form of a stock certificate for whole shares and cash for fractional shares.

Effective January 1, 1995, IBM corporate officers are eligible to invest in the IBM Stock Fund, subject to such restrictions as may be imposed by the Company's chief human resources officer.

Shares held in the IBM Stock Fund are voted by the Trustee in accordance with instructions received from each participant who has an investment in the fund. Upon receipt of such instructions, the Trustee shall vote the IBM shares as instructed. The Trustee shall vote IBM shares for which it does not receive such instructions in the same proportion as it votes the IBM shares for which it does receive such instructions.


                    ARTICLE 10 - Allocation of Contributions

As of each Valuation Date, contributions since the last preceding Valuation Date shall be allocated to the Accounts of the Participants on whose behalf contributions were made in a manner determined to be practical by the Trustee or the Plan Administrator in its discretion.


                   ARTICLE 11 - Plan Accounting and Recording

A. Allocation of Income or Loss of the Trust Fund - As of each Valuation Date, the Trustee shall determine the net income or loss of each Fund in the Trust Fund. As soon as practicable after each Valuation Date, the Trustee shall deliver to the Plan Administrator a written statement of such determination. The net income or loss of each Fund within the Trust Fund shall be determined on the accrual basis of accounting, shall be reflected in a new Unit value, as prescribed by paragraph B of this ARTICLE 11, below, and shall include any net increase or decrease in the value of the assets of each Fund since the last preceding Valuation Date to the extent not previously accrued.

B. Recording Participants' Interests - The interest of each Participant in each of the Funds shall be represented by Units credited to his or her Account. The initial value of each Unit on the first Valuation Date as of which the Plan is established shall be such value as the Plan Administrator determines in its discretion. On each succeeding Valuation Date, the value of a Unit in each Fund shall be determined by dividing the value of the Fund on that date by the number of outstanding Units in the Fund. In determining the value of any Fund, any contributions made after the preceding monthly Valuation Date shall be disregarded; any contributions made after any specified weekly Valuation Date shall be applied as determined in accord with Article 10.

The number of additional Units to be credited to a Participant's Account for each Fund due to contributions made after the preceding Valuation Date shall be equal to the amount of such contributions to the applicable Fund divided by the Unit value for the Fund as of the next following Valuation Date. Each Unit in each Fund shall represent a proportionately equal beneficial interest, and no Unit shall have priority or preference over any other. Payments or distributions from any Fund shall be made only as of a Valuation Date and shall be calculated using the Unit value for each Fund as of that date.

C. Undeliverable Benefit - If a distribution under the Plan to a Participant or a Beneficiary cannot be made because the proper recipient cannot be located after reasonable efforts to do so, and if the amount payable remains undistributed for a period of three years after the date on which the benefit was initially to be distributed, the Plan Administrator may direct that the amount that was to be distributed and any earnings thereon shall be returned to the Trust Fund as a credit to reduce contributions that would otherwise be required to be made by the Company; in this circumstance liability for payment of the applicable benefit is thereupon terminated. However, if subsequently the proper recipient is located or makes a valid claim for the benefit, the amount of the distribution and any earnings thereon that were so credited to reduce Company contributions shall be restored to the Trust Fund by the Company and the applicable benefit shall be reinstated accordingly.


                          ARTICLE 12 - Claims Procedure

The Company's Benefits Administration Department is responsible for advising Participants and Beneficiaries of their benefits under the Plan. In the event a Participant or Beneficiary believes he or she is entitled to benefits and has not received them, the Participant or Beneficiary must submit a written claim to the Office of the Plan Administrator, Benefits Administration Department, IBM Corporation, National Human Resource Service Center, P.O. Box 12195, Research Triangle Park, North Carolina 27709. Within 90 days after receipt of such claim, if the Benefits Administration Department denies the claim, it will provide a written explanation to the Participant or Beneficiary of the reasons for the denial of the claim, a specific reference to the pertinent Plan provisions on which the denial is based, any additional material which is necessary to perfect the claim (and an explanation of why such material is necessary) and a statement that within 60 days after receipt of such written explanation, the Participant or Beneficiary may request, in writing, that the Plan Administrator review the claim. When so requested, the Plan Administrator shall conduct a full and fair review of the claim. As part of the review, the

Participant or Beneficiary will be allowed to review pertinent documents and submit written comments. A written decision setting forth its conclusions will be furnished by the Plan Administrator to the Participant or Beneficiary within 60 days after the request for review is received.


                             ARTICLE 13 - Amendment

A. Subject to ARTICLE l4, the Committee reserves the right, pursuant to resolutions duly adopted by the Committee, to amend the Plan from time to time for any purpose permitted by law.

B. Effective August 1, 1984, no Plan amendment, other than an amendment described in Section 412(c)(8) of the Code or Section 4281 of ERISA, shall decrease the accrued benefit of any Participant. For purposes of this Article 13B, a Plan amendment which has the effect of the following:

          (i) eliminating or reducing an early retirement benefit or a retirement-type subsidy as defined by Treasury regulations, or

          (ii) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing accrued benefits. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-retirement conditions for the subsidy. This subparagraph shall not apply to a Plan amendment of a type which is exempted from the application of Section 411(d)(6)(B)(ii) by regulation or ruling of the Secretary of Treasury.



                            ARTICLE 14 - Use of Funds

A. Exclusive Benefit - Neither the Company nor the Committee shall take any action which will make it possible at any time under the Plan for any part of the assets of the Trust Fund to be used for or diverted to purposes other than the exclusive benefit of Participants and Beneficiaries and the payment of Plan and Trust Fund expenses. Notwithstanding any other provisions to the contrary, no part of the Trust Fund shall revert to the Company except as provided in
ARTICLE 6H or ARTICLE 8C, and no part of the Trust Fund, other than such part as is required to pay taxes, if any, or administrative expenses chargeable against the Trust Fund, shall be used for any purpose other than the exclusive benefit of Participants and their Beneficiaries, pursuant to the provisions of the Plan.


B. Maintenance of Benefit on Plan Merger - To the extent that Section 208 of ERISA and Section 4l4(l) of the Code are applicable, and in accordance with such Sections, in the case of any merger or consolidation of the Plan with any other plan, or transfer of assets or liabilities of the Plan to any other plan, such merger, consolidation or transfer shall not be effected unless each Participant in the Plan would receive a benefit, immediately after the merger, consolidation or transfer, if the transferee plan then terminated, which is equal to or greater than the benefit that the Participant would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated, or alternatively, unless such other requirements that may be imposed by the regulations under Section 414(l) of the Code are satisfied.



                    ARTICLE 15 - Designation of Beneficiaries

A. Beneficiaries - At the time of initial application for participation and at any time subsequent thereto, the Participant shall have the right to designate his or her Beneficiary or Beneficiaries and successor Beneficiaries under the Plan, or to change any previous designation provided that for a married Participant to designate anyone other than a spouse such Spouse's consent, witnessed by a notary, to the Participant's designation must be obtained. Until such time as a Participant designates a Beneficiary, the Beneficiary under this Plan shall be deemed to be the spouse of the Participant if married at the time of death, otherwise the beneficiary or beneficiaries designated under the IBM Group Life Insurance Plan unless the Participant has assigned ownership of such insurance. Such designation or change of designation shall be in writing in a form satisfactory to the Plan Administrator and shall be submitted to the Company's Benefits Payroll Department and shall be effective upon receipt by that Department.

In the absence of an effective designation (i.e., if no designation is made, or if no person or persons designated are still alive or if the Participant assigned his or her insurance under the IBM Group Life Insurance Plan) at the time of the Participant's death, the Plan Administrator shall designate a Beneficiary or Beneficiaries from among the following, in the order named: (l) the Participant's spouse; (2) the Participant's surviving children in equal shares; (3) the Participant's surviving parents in equal shares; or (4) the Participant's estate.

B. Spousal Consent - Any consent by the Participant's Spouse to the Participant's designation of a Beneficiary under ARTICLE 15A shall (1) be in writing on a form prescribed by the Plan Administrator, (2) acknowledge the effect of such waiver or designation on the Spouse, and (3) be witnessed by a notary public (or witnessed by a Plan representative when approved by the Plan Administrator). Notwithstanding the foregoing, spousal consent under this
ARTICLE 15 shall not be required if it is established to the satisfaction of a Plan official that such consent cannot be obtained because there is no Spouse, because the Spouse cannot be located or because of such other circumstances as may be prescribed by regulations issued by the Secretary of the Treasury. Any consent by a Spouse under this ARTICLE 15B or any determination that such consent is not required as hereinbefore provided shall be effective only with respect to the Spouse who signs the consent or the Spouse with respect to whom such determination is made, whichever is applicable. Any consent by the Spouse under this ARTICLE 15 shall be irrevocable.

C. Notice Requirements - The Plan Administrator shall provide each Participant who designates a beneficiary other than a Spouse pursuant to ARTICLE 15A with a written explanation of (1) the terms and conditions of the Beneficiary designation, (2) the Participant's right to make, and the effect of, an election to change such designation, (3) the rights of the Participant's Spouse and (4) the right to make, and the effect of, a revocation of such election. Such information shall be provided to the Participant within a reasonable period of time before the date his benefits would otherwise commence.



                   ARTICLE 16 - Withdrawals and Distributions

A. Withdrawals - A Participant who has attained age 59 1/2 may withdraw in cash all or part of the balance in the Participant's Account or Matching Account to the extent that the balance is nonforfeitable by giving written notice at such time and in such manner as the Plan Administrator shall prescribe. A Participant may make up to four withdrawals under this paragraph A in any Plan Year. The amount of any such withdrawal may not be less than $500 or the maximum amount that the Participant may then withdraw pursuant to this paragraph A, whichever is less.

Any withdrawal shall be made as of the last Valuation Date that occurs prior to the receipt by the Trustee of written notification of the withdrawal. A withdrawal shall, to the extent practicable, be made pro rata from each of the Investment Funds in which the applicable Account is invested and shall be allocated among the contributions made on the Participant's behalf (after taking into account the gains and losses thereon), in the following sequence: Company Contributions excluding Matched Deferrals, Matching Contributions, if vested, and Matched Deferrals. The Plan Administrator may impose such additional rules and limitations upon withdrawals from the Fixed Income Fund as the Plan Administrator may consider necessary or appropriate. The amount withdrawn shall be distributed as soon as practicable after the Valuation Date as of which the withdrawal is made. The Accounts maintained with respect to the Participant shall be adjusted appropriately to reflect a withdrawal.

B. Retirement or Disability - In the event that the Participant retires under the IBM Retirement Plan or becomes eligible for benefits under the IBM Long Term Disability Plan (or is otherwise determined to be totally and permanently disabled pursuant to the Code), the Participant may elect, under rules established by the Plan Administrator, to receive commencing within 60 days of the receipt of the election by the Trustee the balance of his or her Accounts either (i) in a lump sum cash payment or (ii) in a specified number of annual cash installments, payable over a period up to ten years--unless a longer period is determined by the Plan Administrator, but in no event longer than the life expectancy of the Participant in accordance with the regulations under Section 401(a)(9) of the Code.

If a participant retires under the IBM Retirement Plan or becomes eligible for benefits under the IBM Long Term Disability Plan, the Participant also may elect to defer receipt of either form of distribution until a later date, provided that the distribution shall not be made or begin later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. If payment of the balance of the Participant's Account is deferred, or if the balance of the Participant's Account is distributed in installments, the unpaid balance of the Participant's Account shall continue to be invested in the Investment Funds designated by the Participant and to reflect any investment gains and losses thereunder.

C. Death Benefits - Upon the death of a Participant before retirement or other termination of employment with the Company, or before the entire balance of his or her vested Accounts has been distributed in accordance with paragraphs B or D of this ARTICLE 16, the remaining balance of the Accounts shall be distributed to the Participant's Beneficiary in a lump sum cash payment. Before authorizing a distribution in respect of a deceased Participant, the Plan Administrator may require such proof of death and such other evidence, documents and information as it may deem to be necessary or desirable. Payment shall be made as soon as is practicable, but in any event distribution of the Participant's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death. Pending the determination of a proper Beneficiary, the balance of the Account may be placed in such Investment Fund as the Plan Administrator may direct and shall participate in any investment gains and losses thereunder.

D. Termination of Employment and General Distribution Procedures

     (1) Termination of employment.-- Notwithstanding anything in the preceding provisions of this Article 16 to the contrary and except as set out in subparagraph (2) of this paragraph (D) infra, as soon as practicable following the termination of a Participant's employment with the Company for any reason other than retirement, medical disability or death, the value of the Participant's vested Accounts shall be distributed to the Participant in a lump sum cash payment within 60 days after notification of the Trustee by the Company--if the present value of the Participant's account is $3,500 or less; in the preceding circumstances if the value of that account is over $3,500, the value of said Accounts may be so distributed to the Participant in a lump sum if consent is obtained from the Participant in accordance with subparagraph (4).

If upon termination of employment the Participant has in excess of $3,500 in his account and if he does not consent to a lump sum distribution at that time, he may retain his funds in the Plan and defer receipt of the lump sum distribution until later; however, distribution must commence in accordance with Section 401(a)(9) as specified in subparagraph (5) if he has not received a lump sum distribution prior thereto.

     (2) Transfer of assets by the Company. Where the Company has transferred assets used by it in a particular trade or business (or in particular trades or businesses) to a Domestic Subsidiary not covered by this Plan or to another business organization not constituting a Domestic Subsidiary (including a jointly-owned enterprise, an unrelated corporation or a partnership); where such transfer involves the transfer of a part of the Company's business operations along with affected employees; and where the Plan Administrator has authorized the transfer of the assets and liabilities applicable to the transferred employees to a qualified Section 401(k) plan in the Domestic Subsidiary or other business organization to which the employees are being or have been transferred, no distributions to affected employees shall be permitted as a result of this occurrence. Such a transfer of assets and liabilities shall be in accord with the requirements of Internal Revenue Code Section 401(a)(12).

     (3) Failure of election distributions.-- If a participant who has retired or has become covered by the IBM Long Term Disability Plan fails to elect a method of distribution of the Participant's vested Accounts under the preceding provisions of Article 16B, the value of the Participant's vested Accounts shall be distributed to the Participant in a lump sum cash payment--if the present value of the Participant's account is $3,500 or less.

Unless the Participant elects otherwise, in no event shall a distribution be made or commence later than the 60th day after the close of the Plan Year in which the last of the following occurs: (a) the Participant's 65th birthday; (b) the tenth anniversary of the Participant's initial participation in the Plan; or, the Participant's termination of employment with the Company. However, if the present value of the Participant's account is in excess of $3,500 and if the Participant does not consent to a distribution or the commencement of distributions, his failure to so consent shall be deemed to be an election otherwise.

     (4) Consent requirements.-- If the present value of the Participant's account is in excess of $3,500, if the distribution is not required by Section 401(a)(9) or Section 415 and if the distribution is not being made pursuant to a QDRO, then consent from the Participant for the distribution must be obtained. Such consent is valid only if the Participant has previously received a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Section 417(a)(3). The Participant must be informed of his right, if any, to defer receipt of any distribution.

Where the Participant's consent is being requested with regard to an annuity starting date, the preceding description of the Participant's rights must be provided no less than 30 days and no more than 90 days before the annuity starting date.

     (5) Required distributions.-- Effective January 1, 1989, if a Participant on April 1 of the calendar year following the taxable year in which the Participant attained age 70 1/2 (on or after January 1, 1988) retains an account balance in the Plan and if the Participant had not previously elected a method of distribution in accordance with the provisions of Article 16(B) that are applicable to those who retire or become covered by the IBM Long Term Disability Plan, then the value of the Participant's account shall be distributed to the Participant commencing on that date in a specified number of annual cash installments, payable over a period of ten years--unless a longer period is determined by the Plan Administrator, but in no event longer than the life expectancy of the Participant in accordance with the regulations under Section 401(a)(9) of the Code.

The distribution required for the Participant's first distribution calendar year must be made on or before the Participant's required beginning date, as specified in the preceding paragraph of this Article 16D(5). The distribution for other calendar years, including the distribution for the distribution calendar year in which the employee's required beginning date occurs, must be made on or before December 31 of that distribution calendar year.

E. Hardship - (1) Effective 1/1/89, a Participant may apply in writing, in accordance with written procedures prescribed by the Plan Administrator, for a hardship distribution not exceeding the Participant's distributable amount; this distributable amount is the Participant's total Company Contributions as of the date of distribution, reduced by the amount of previous hardship distributions to the Participant. The Participant may not obtain any income allocable to this Company Contribution; nor may the Participant obtain the Matching Contribution made by IBM as a result of his or her participation or any income allocable thereto. The Plan Administrator in his discretion may grant a hardship distribution to the Participant if said distribution is necessary to satisfy an immediate and heavy financial need of the Participant, in accordance with the remaining provisions of this Paragraph E.

     (2) Immediate and heavy financial need.-- In order to allow a hardship distribution, the Plan Administrator must determine that the Participant has incurred a hardship that creates an immediate and heavy financial need.

          (a) the Plan Administrator may deem that the Participant has incurred a hardship that creates an immediate and heavy financial need if the distribution requested would be made on account of:

     (i) Expenses for medical care described in Section 213(d) of the Internal Revenue Code previously incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for these persons to obtain such medical care;

     (ii) Costs (excluding mortgage payments) related to the purchase of a principal residence of the Participant;

     (iii) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his or her spouse, children, or dependents (as defined in Section 152); or

     (iv) Payments necessary to prevent the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant's principal residence.

     (3) Distribution necessary to satisfy financial need. A distribution will be considered necessary to satisfy the immediate and heavy financial need of the participant only if:

          (a) the distribution is not in excess of the amount of the participant's specified financial need. The amount of the need may include any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

          (b) the participant has obtained all distributions, other than hardship distributions, and all non-taxable loans under all plans maintained by the Company;

          (c) the participant is suspended for twelve months after receipt of the hardship distribution from making Elective Deferrals under the Plan, as well as being suspended for that period from making contributions (or Elective Deferrals) under all other deferred compensation plans maintained by the Company; and,

          (d) the participant may not make Elective Deferrals for the calendar year immediately following the calendar year of the hardship distribution in excess of the applicable limit under Section 402(g) for that following calendar year less the amount of such participant's Elective Deferrals for the year of the hardship distribution.

          (e) The restrictions on the participant in the preceding (b), (c) and
     (d) would apply as well to plans maintained by employers required to be aggregated with the Company under the applicable rules of Section 414.

          (f) The suspension in the preceding (c) with respect to other deferred compensation plans may be implemented by a legally enforceable agreement prohibiting the employee from making contributions or Elective Deferrals under such deferred compensation plans during the twelve-month period.

     (4) The Participant satisfies such other requirements as the Plan Administrator may establish in his discretion.

     (5) In determining whether a Participant may receive a hardship distribution under this Paragraph E, the Plan Administrator shall apply the criteria set forth above in a uniform and nondiscriminatory manner to all persons similarly situated.

F. QDROs - Only lump sum distributions are permitted pursuant to a QDRO. They may be made immediately upon proper approval. If an alternate payee dies subsequent to the issuance of a proper court order, the Plan shall make the applicable distribution to the alternate payee's estate.

G. Account Value - For purposes of making distributions under this ARTICLE 16, the value of the Participant's Account shall be determined as of the Valuation Date as of which the distribution is made as determined by the Plan Administrator in its discretion.

H. Loans - (1) Eligibility.-- Effective May 1990, regular full-time and part-time employees of the Company, or employees on approved leaves of absence, who have a TDSP account may borrow funds for any reason from their TDSP account. In addition, any other participant who is considered a party-in-interest under ERISA is eligible for the loan program.

     (2) Maximum loan amount.-- No loan to any eligible participant shall be made to the extent that such loan (when added to the outstanding balance of all other loans to the participant) would exceed the lesser of: (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans on the date the loan is made, or (ii) one-half of the vested accrued benefit of the participant. For the purpose of the preceding limitation, all loans from all plans of the Company and other members of a group of employers described in Sections 414(b), 414(c) and 414(m) of the Code are aggregated.

Furthermore, any loan shall, by its terms, require that repayment (principal and interest) be amortized in substantially level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan; in particular, this shall be implemented by granting loans for a minimum term of one year, or in whole year increments up to a maximum of four years, from the commencement of repayment.

Loans will be granted in fifty dollar increments. Each eligible participant may have up to two outstanding loans at any one time. An administrative fee for the origination of the loan will be charged, and deducted from the loan check.

     (3) Interest rate.-- The loan shall bear a fixed rate of interest at a rate determined by the Administrator based upon comparable rates offered by commercial lending institutions and the interest shall be credited to the participant's account as the monthly repayments of principal and interest are made.

     (4) Liquidation of assets and repayment.-- Cash equal to the value of the loan granted shall be obtained by liquidating assets in the participant's account on either a proportional basis from the investment funds open to contributions, or as specified in writing by the Participant in accordance with procedures established by the Plan Administrator. No earnings will accrue to the assets liquidated for the loan.

Repayment of a loan shall be through regular payroll deductions taken once per month. Payments of principal and interest shall be allocated on a monthly basis to the participant's account as elected for current contributions. (Employees who are on a leave of absence may elect to make monthly loan payments directly to the Trustee.)

Employees may prepay an outstanding loan in full with a single payment for principal and accrued interest directly to the Trustee no sooner than three months after repayments commence.

All outstanding loans shall be due and payable as of the last date of employment in the case of retirement, separation, or death unless the Participant, by written election, chooses to continue to repay his or her loan under the original amortization schedule in accordance with procedures established by the Plan Administrator. In the event no election is made by the Participant and payment is not made within forty-five days of notification by the Trustee, the participant shall be deemed to have received a distribution from the trust in an amount equal to the remaining outstanding principal and accrued interest on the loan.

     (5) General provisions.--

          (a) Loans shall be made available to all eligible participants on a reasonably equivalent basis.

          (b) Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other employees.

          (c) Loans shall be adequately secured and bear a reasonable rate of interest, as specified further in this paragraph (H) infra.

     (6) Administration of the loan program.-- The Plan Administrator is authorized to administer the loan program.

     (7) Procedure for applying for loans.--An eligible participant may apply for a loan by executing and submitting: (a) a written application and (b) a promissory note payable to the Trustee in the amount of the loan and on a form prescribed by the Administrator.

     (8) Basis for approving loans.--An application for a loan shall be granted based upon the requested loan amount being within the restrictions specified in
(2), i.e., on amount and term of repayment; the applicant having properly completed the documents specified in (7); and the applicant being in compliance with any other applicable requirement of the loan program.

     (9) Limitations on the types and amounts of loans offered.--The only type of loan offered hereunder is one that is based upon a security interest in the eligible participant's account in the Plan and that is within the dollar and repayment limitations specified in (2).

     (10) Procedure for determining a reasonable rate of interest.--The Plan Administrator shall determine a rate of interest to be charged which rate of interest provides the Plan with a return on the loan commensurate with interest rates charged by persons in the business of lending money in similar circumstances.

     (11) Types of collateral which may be used to secure a loan.--A loan is granted based upon a security interest in the eligible participant's account to cover principal, subsequently accrued interest and any potential federal income tax withholding liability; however, immediately after the granting of a loan hereunder, the amount of the participant's vested accrued benefit being considered as security for the outstanding balance of that participant's loans may not exceed 50% of the present value of the participant's vested accrued benefit.

     (12) Events constituting default and the consequences thereof.--In the event a participant is delinquent on a loan and not making the required loan payments, the Trustee will notify the participant of the amount of repayment required to prevent the loan from being declared in default. If payment is not received within 30 days of notification by the Trustee, the participant's loan will be in default. A participant in default shall be restricted from any future Plan loan until the loan is repaid. In addition, Elective Deferrals under the Plan for a participant in default, as well as the corresponding employer contribution and employer matching contribution, will be suspended for a minimum of one year, and subsequently until the defaulted loan is repaid.

At the earliest occurrence of a distributable event under Section 401(k) of the Code, such as attainment of age 59 1/2 or the last day of employment, the participant in default will be deemed to have received a distribution from the Trust in an amount equal to the remaining outstanding principal and accrued interest on the loan. Such a distribution is not reversible.

If a participant defaults on the repayment of a loan and if the default continues five years after the issuance of the loan, or if otherwise the participant's loan remains outstanding five years after the issuance of the loan, the participant will be deemed to have received a taxable distribution that is to be reported as being subject to federal income taxation.



                      ARTICLE 17 - Termination of the Plan

The Company reserves the right to terminate this Plan at any time by action of its Retirement Plans Committee. In such event, each Participant or Beneficiary receiving or entitled to receive payments under ARTICLE l6 shall receive the balance of his or her Account at such time and in such manner as the Retirement Plans Committee shall determine in its discretion. In the event of a full or partial termination of the Plan, or upon complete discontinuance of Contributions under the Plan, the rights of all affected Participants in the value of their Matching Accounts shall be nonforfeitable.

Where a transfer of part of the Company's business operations with affected employees has occurred in the circumstances identified in Article 16D(2), the Plan Administrator may authorize the transfer of assets and liabilities--as specified in the referenced subparagraph.



                       ARTICLE 18 - Alienation of Benefits

No benefits payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to benefits under the Plan. The preceding sentences shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a "qualified domestic relations order", as defined in Section 206(d)(3) of ERISA and Section 414(p) of the Code. The Plan Administrator shall develop a procedure to determine the status of a domestic relations order as a qualified domestic relations order and to administer Plan distributions in accordance with qualified domestic relations orders.





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


             ARTICLE 19 - Distributions to Minors and Incompetents

In the event the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive benefits under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor's share of benefits payable under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of benefits in such situation. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this ARTICLE 19 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.



                              ARTICLE 20 - No Right to Employment

Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan. Nothing appearing in or done pursuant to the Plan shall be held or construed to create a contract of employment with the Company, to obligate the Company to continue the services of any Employee, or to affect or modify any Employee's terms of employment in any way; or to give any person any legal or equitable right or interest in the Fund or any part thereof or distribution therefrom, or against the Company except as expressly provided herein.


                                   ARTICLE 21 - No Guarantee

Neither the Company, the Committee, the Plan Administrator nor the Trustee guarantees the Trust Fund or any Investment Fund in any manner against loss or depreciation.



                        ARTICLE 22 - Withholding Taxes and Rollovers

A. Withholding Taxes. The Trustee and the Plan Administrator shall have the right to withhold all applicable taxes or other payments from benefits hereunder and to report information to government agencies when required to do so by law.

B. Rollovers out of Plan. For distributions made on or after January 1, 1993, notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     Definitions:

          (1) Eligible Rollover Distribution - An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          (2) Eligible Retirement Plan - An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          (3) Distributee - A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in
     Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          (4) Direct Rollover - A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

C. Rollover of funds from other Plans. Effective January 1, 1996, the Plan will accept certain types of rollover contributions for the benefit of a

Participant, said types being limited to taxable distributions either from the Participant's former employer's qualified savings plan under Section 401(a) of the Code or from a conduit individual retirement account as described in Sections 402(a)(5) or 408(d)(3)(A)(ii) of the Code, each in accordance with procedures approved by the Plan Administrator, provided that any such contributions shall not adversely affect the qualified status of the Plan. The Plan Administrator shall empower the Trustee to solicit all information it deems necessary or desirable to enable it to determine the eligibility of any proposed contribution into the Plan. All rollover contributions shall be 100% vested in the Participant's account, but shall receive no Matching Contributions.


                                   ARTICLE 23 - Situs of Plan

For purposes of ERISA and any other applicable laws, the situs of the Plan and the Trust Fund shall be New York State.

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



                                    APPENDIX A -- Limitations

     1. The following provisions shall limit the Annual Additions to the Accounts of a Participant for any Plan Year.

     (a) The maximum Annual Addition to the Accounts of a Participant in any Plan Year under the Plan and all other tax-qualified defined contribution plans of the Company, may not exceed the lesser of (i) $30,000 (or, if greater, one-fourth of the defined benefit dollar limitation set forth in Section 415(b)(1) of the Code as in effect for the calendar year) or (ii) 25% of the Participant's Total Compensation for such Plan Year.

     (b) When the Annual Additions under the Plan are combined with a Participant's interest in all other tax-qualified defined benefit and defined contribution plans of the Company, the sum of the Participant's Defined Benefit Plan Fraction and the Participant's Defined Contribution Plan Fraction for any Plan Year may not exceed 1.0.

     (c) If this Plan satisfied the applicable requirements of Sec. 415 of the Code as in effect for all calendar years beginning before January 1, 1987, an amount shall be subtracted from the numerator of the defined contribution plan fraction (not exceeding such numerator) as prescribed by the Secretary of the Treasury so that the sum of the defined benefit plan fraction and defined contribution plan fraction computed under Sec. 415(e)(1) of the Code (as revised by this paragraph 1) does not exceed 1.0 for such calendar year.

     2. In the event contributions cannot be allocated to the Accounts of a Participant because of the provisions of this APPENDIX A, and benefits and/or contributions must be discontinued, reduced or returned, benefits and/or contributions shall first be discontinued, reduced or returned under defined benefit plans, then under defined contribution plans other than this Plan, and then, to the extent necessary, under this Plan. Any contributions made in excess of this Appendix A, if any, will be placed in a suspense account and allocated to all other Plan Participants on a pro rata basis.

     3. For purposes of this APPENDIX A, the "Annual Addition" for any Plan Year means, the Company Contributions and Matching Contributions with respect to the Participant for the Plan Year (including any forfeitures in lieu thereof), plus, if applicable, the Participant's voluntary contributions for the same Plan Year and amounts described in Sections 415(l)(1) and 419 A(d)(2) of the Code. However, amounts described in Sections 415(l)(1) and 419 A(d)(2) of the Code shall not be treated as part of the annual addition for purposes of the limit specified in subsection (1)(a)(ii) of this Appendix. In addition, if applicable, the limit specified in subsection (1)(a)(ii) of this Appendix shall not apply to any contribution for medical benefits (as such contribution is defined in Section 419A (f)(2) of the Code) after separation from service which is treated as an annual addition.

     4. For purposes of this APPENDIX A, "Total Compensation" means a Participant's compensation for the Plan Year as defined by Section 415(c)(3) of the Code and the regulations promulgated thereunder.

     5. For purposes of this APPENDIX A, "Defined Benefit Plan Fraction" means a fraction, where the numerator is the Participant's projected annual benefit under the defined benefit plan (determined as of the close of the Plan Year), and the denominator is the lesser of

          (a) 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for that Plan Year, or

          (b) 1.4 multiplied by the amount that may be taken into account under
     Section 415(b)(1)(B) of the Code with respect to the Participant for the Plan Year.

     6. For purposes of this APPENDIX A, "Defined Contribution Plan Fraction" means a fraction, where the numerator is the sum of the Annual Additions to the Accounts of the Participant as of the close of the Plan Year, and the denominator is the sum of the lesser of the following amounts for such Plan Year and for each prior Plan Year of service with the Company:

          (a) 1.25 multiplied by the dollar limitation in effect under Section 415(c)(1)(A) of the Code for that Plan Year (determined without regard to Section 415(c)(6) of the Code), or

          (b) 1.4 multiplied by the amount that may be taken into account under
     Section 415(c)(1)(B) of the Code with respect to the Participant for the Plan Year.

     7. The provisions of this APPENDIX A are intended to apply the limitations imposed by Section 415 of the Code and shall be construed in a manner that will effectuate this intent. In no event shall this APPENDIX A be construed in a manner that would impose limitations that are more stringent than those imposed by Section 415.

                              APPENDIX B -- Top Heavy Requirements

1.   Application of Appendix B

     (a) This Appendix B shall apply only if the Plan becomes Top-Heavy. A plan shall be deemed to be "Top-Heavy" if and only if it is included in a Top-Heavy Group; provided, however, that if such Top-Heavy Group is a Permissive Aggregation Group and the Plan is not included in the Required Aggregation Group, the Plan shall not be deemed to be Top-Heavy. Solely for the purpose of determining if the Plan, or any other plan included within a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Sec. 416(g) of the Code) the accrued benefit of an employee other than a key employee (within the meaning of Sec. 416(i)(l) of the Code) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or (b) if there is no such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rule of Sec. 411(b)(1)(C) of the Code.

     (b) If the Plan is Top-Heavy as of any Determination Date, the provisions of paragraphs 3 through 6 of this Appendix B shall become effective as of the first day of the Plan Year next following that Determination Date and shall continue in effect until (and including) the first subsequent Determination Date as of which the Plan no longer is Top-Heavy.

2.   Definitions

For purposes of this Appendix B, the following definitions shall apply, and shall be interpreted in accordance with the provisions of Code Section 416 and the regulations promulgated thereunder:

     (a) "Compensation" has the meaning ascribed thereto by Treas. Regs. Section 1.415-2(d), but shall not exceed $150,000 (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 416(d)(2)).

     (b) "Determination Date" means, with respect to any Plan Year commencing after 1983, (1) the last day of the next preceding Plan Year, or (2) in the case of the first Plan Year of any plan, the last day of such first Plan Year.

     (c) "First Post-Top Heavy Plan Year" means a Plan Year for which the Plan is not Top-Heavy that immediately follows the most recent Top-Heavy Year.

     (d) "IBM Plan" means any plan sponsored by the Company that is qualified under Section 401(a) of the Code.

     (e) "Key Employee" means any Employee of the Company (or, for purposes of paragraphs 1 and 2 of this Appendix B, any beneficiary thereof) who, at any time during the Plan Year or any of the four next preceding Plan Years, meets the criteria set forth in Code Section 416(i)(1).

     (f) "Permissive Aggregation Group" means a group of IBM Plans comprising each IBM Plan that is included in the Required Aggregation Group and each other IBM Plan selected by the Plan Administrator for inclusion in the Permissive Aggregation Group that would not, by its inclusion, prevent the group of IBM Plans included in the Permissive Aggregation Group from continuing to meet the requirements of Code Sections 401(a) and 410.

     (g) "Required Aggregation Group" means one or more IBM Plans comprising each IBM Plan in which a Key Employee is a participant and each IBM Plan that enables any IBM Plan in which a Key Employee is a participant to meet the requirements of Code Section 401(a)(4) or 410.

     (h) "Top-Heavy" means that the Plan is deemed to be Top-Heavy in accordance with paragraph 1(a) of this Appendix B.

     (i) "Top-Heavy Group" means a Required Aggregation Group or a Permissive Aggregation Group for which the Top-Heavy Ratio exceeds 60 percent.

     (j) "Top-Heavy Ratio" means the percentage computed in accordance with Code
     Section 416(g)(2) and the Treasury Department regulations promulgated thereunder; provided that such ratio shall be computed as of a Determination Date and the Valuation Date coincident therewith.

     (k) "Top-Heavy Year" means a Plan Year for which the Plan is deemed to be Top-Heavy.

     (l) "Non-Key Employee" means any Employee of the Company (or, for purposes of paragraphs 1 and 2 of this Appendix B, any beneficiary thereof) who is not a Key Employee.

     (m)"Participant," as used in Appendix B, includes employees who although eligible to participate in the Plan have not elected to defer compensation under the Plan.

Unless otherwise specified herein, other terms used in this Appendix B have the respective meanings ascribed thereto by the other provisions of the Plan. References in this Appendix B to provisions "hereof" refer to provisions of this Appendix B.

3. Minimum Contribution Requirements

      For each Top-Heavy Year:

     (a) As of a date not later than the last day of the Top-Heavy Year, the Company shall make, under the Plan, for each Participant described in paragraph 3(b) hereof, (i) the Matching Contributions it otherwise would have made under the Plan for such Plan Year, or, if greater, (ii) contributions for such Plan Year that, when added to the contributions made by the Company for such Participant (any forfeitures allocated to the accounts of such Participant) for such Top-Heavy Year under all other defined contribution plans of the Company, aggregate not less than the lesser of

          (A) three percent (3%) of Compensation, or

          (B) the highest percentage of Compensation at which employer contributions plus forfeitures are allocated (or required to be allocated) for the Plan Year for any Key Employee; provided that the provisions of this clause (B) shall not apply if the Plan is in the Required Aggregation Group and enables a defined benefit plan in the Required Aggregation Group to meet the requirements of Code Section 401(a)(4) or 410.

For purposes of this clause all defined contribution plans in the Required Aggregation Group shall be treated as one plan.

     Any contribution made under the Plan pursuant to this paragraph (3)(a) shall be credited to the Participant's Matching Contribution Account.

     (b) The contributions required by paragraph 3(a) hereof shall be made for the entire Plan Year for each Participant including any Participant who severed from service before the last day of the Plan Year referred to in paragraph 3(a) hereof except to the extent that such Participant is covered by the Top-Heavy provision of the IBM Retirement Plan.

     (c) The Plan shall meet the requirements of paragraph 3(a) and 4 hereof without taking into account Company Contributions or other contributions attributable to a salary reduction or similar arrangement or, in accordance with Code Section 416(e), contributions or benefits under chapter 21 of the Code (relating to the Federal Insurance Contributions Act), Title II of the Social Security Act, or any other Federal or state law.

     (d) If any Participant described in paragraph 3(b) hereof also is a participant in a defined benefit plan of the Company that is Top-Heavy, then the requirements of paragraph 3(a) hereof shall not apply with respect to such Participant.

     (e) Notwithstanding anything herein to the contrary, the Company shall not make contributions to the Plan that exceed the current or accumulated profits of the Company at the time of such contribution.

4.   Vesting Requirements

Effective as of the first day of any Top-Heavy Year:

     (a) A Participant shall have at all times a 100% nonforfeitable interest in his or her Accounts.

     (b) The aggregate amount of any minimum contributions that are made pursuant to the requirements of paragraph 3(a) hereof and vested pursuant to the provisions of paragraph 4(a) hereof shall not be forfeitable under provisions that otherwise would be permitted by Code Section 411(a)(3)(B) (relating to suspension of benefits upon reemployment) or 411(a)(3)(D) (relating to forfeitures upon withdrawal of mandatory contributions).

5. Compensation Limitation

For each Top-Heavy Year, the annual earnings of each Participant taken into account under the Plan shall not exceed his or her Compensation provided that the value before such Plan Year of a Participant's Accounts (to the extent attributable to earnings in excess of $200,000) shall not be reduced by the provisions of this paragraph 5.

6.   Modification of Limitations imposed by Appendix A

     (a) Subject to the provisions hereof, for each Top-Heavy Year, the provisions of paragraphs 5(a) and 6(a) of Appendix A shall be applied by substituting "1.0" for "1.25" therein.

     (b) If the application of the provisions of paragraph 6(a) hereof would cause any Participant to exceed the limitation imposed by paragraph 1(b) Appendix A, the application of the provisions of paragraph 6(a) hereof shall be suspended with respect to such Participant until he or she no longer exceeds such limitation as modified by the application of the provisions of paragraph 6(a) hereof; provided that, during the period of such suspension, there shall be, in accordance with Code Section 416(h)(3) and the Treasury Department regulations promulgated thereunder, no employer contributions, forfeitures or voluntary nondeductible contributions allocated to such Participant's accounts under the Plan or any other defined contribution plan of the Company and no accruals for such Participant under any defined benefit plan of the Company.

7. Termination of Top-Heavy Status - If, for any Plan Year after a Top-Heavy Year, the Plan no longer is Top-Heavy, the provisions of paragraphs 3 through 6 hereof shall not apply (except as otherwise provided in paragraph 4 hereof) with respect to such Plan Year; provided that (i) the accrued benefit of any Participant shall not be reduced on account of the operation of this paragraph 7, (ii) each Participant shall remain fully vested in any portion of his or her Accounts in which the participant was fully vested before the Plan ceased to be Top-Heavy, and (iii) any Participant who has completed at least five years of Continuous Service as of the first day of the First Post-Top-Heavy Plan Year shall remain subject to the provisions of paragraph 4(a) hereof.

8. Intent of Appendix B - This Appendix B is intended to satisfy the requirements imposed by Code Section 416 and shall be construed in a manner that will effectuate this intent.

                          APPENDIX C -- Puerto Rico Supplement

With respect to the provisions of this consolidated Plan document that are effective on July 1, 1992, these constitute the "Puerto Rico Supplement" and are subject to the following provisions:

1. Amendment Required for Qualification - All provisions of this Puerto Rico Supplement, and all benefits and rights granted hereunder, are subject to any amendments that are necessary to qualify the Plan and Puerto Rico Supplement under Section 401(a) of the Code or under Section 3165(e) of the Puerto Rico Code, to continue the Plan as so qualified, or to comply with any other provision of the law. Accordingly, notwithstanding any other provision of this Plan, the Company may amend the Plan in any respect or manner necessary to qualify the Plan and Puerto Rico Supplement under Section 401(a) of the Code or under Section 3165(e) of the Puerto Rico Code.

2. Return of Funds - (a) All employer contributions are expressly conditioned on their deductibility under Section 404 of the Code and Section 3023(p) of the Puerto Rico Code. Any employer contribution shall be returned to the Company, upon its written request, to the extent that the contribution is disallowed as a deduction, within one year after such deduction;

(b) In the event that, due solely to the inclusion of this Puerto Rico Supplement, the Commissioner of the Internal Revenue Service determines that the Plan would cease to be qualified under the Code or the Secretary of the Puerto Rico Treasury determines that the Plan is not initially qualified under the Puerto Rico Code, any contributions made on behalf of a Participant who was at the time a Puerto Rico Employee shall be returned to the appropriate Participant and to the Company within one year after the date of such determination. The return of contributions to the Company is further conditioned upon the Company's having made the application for the qualification by the time prescribed by law.